Exhibit 16.1

Deloitte & Touche LLP

200 Berkeley Street

Boston, MA 02116-5022

USA

Tel:+1 617 437 2000

Fax: +1 617 437 2111

www.deloitte.com

March 7, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01(a) of the International Electronics, Inc. Form 8-K dated March 7, 2005, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP

Boston, Massachusetts